Exhibit 99.1

CONTACT:
James C. Christodoulou
Chief Financial Officer
General Maritime Corporation
(212) 763-5614

                    General Maritime Corporation Announces
                 Pricing of Private Placement of Senior Notes

New York, New York--March 17, 2003--General Maritime Corporation (NYSE: GMR) today announced that it has priced its private offering of $250 million face amount of Senior Notes due 2013 with a coupon of 10.00 percent. The notes were priced at 98.463 percent of their face amount. The Company expects to close the offering on Thursday, March 20, 2003. The Company intends to apply the proceeds of the offering against senior bank borrowings to be incurred in connection with the Company's previously announced planned acquisition of 19 tankers from Metrostar Management Corporation.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the Senior Notes. The Senior Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered for resale only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the Senior Notes may not be offered or sold in the United States except pursuant to an exemption from registration requirements of the Securities Act and applicable state securities laws.

                      About General Maritime Corporation
General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin.

                      "Safe Harbor" Statement Under the
               Private Securities Litigation Reform Act of 1995
This press release contains "forward looking statements" regarding the expected amount of our proposed private placement and completion of our acquisition of additional tankers. These statements are subject to a number of risks and uncertainties that could cause these statements to be incorrect or actual results to differ materially. These risks and uncertainties include changing market conditions in the tanker industry, market conditions for debt securities generally, securities issued by companies in the tanker industry and our debt securities specifically, the ability of the seller and our ability to complete the sale and purchase of the tankers, the political situation in the Middle East and elsewhere and other factors described in our periodic reports filed with the Securities and Exchange Commission.